Exhibit 99.1

FOR IMMEDIATE RELEASE

AMB PROPERTY CORPORATION ANNOUNCES SECOND QUARTER 2005 RESULTS

Results reflect solid operating performance and gains on sales and contributions of both development and operating properties

SAN FRANCISCO, July 12, 2005 – AMB Property Corporation (NYSE:AMB), a leading global developer and owner of industrial real estate, today reported second quarter and year-to-date 2005 earnings per share (EPS) of $0.45 and $0.97, respectively, exceeding the company’s guidance of $0.30 to $0.33 for the quarter and $0.82 and $0.85 for the year-to-date.

The better-than-expected EPS results are associated with stronger performance in the company’s operating portfolio; higher profits from the company’s development for sale program; and gains from operating properties contributed to the company’s new private capital vehicle, AMB Japan Fund I, L.P., which had been expected to occur later in the year.

Second quarter 2005 EPS increased 125% from EPS of $0.20 in the same period of 2004; in the first half of 2005, EPS increased 155% from EPS of $0.38 in the comparable period of 2004. The increased EPS results in each period were primarily driven by development and contribution gains.

Operating Results

AMB’s industrial operating portfolio was 94.5% occupied as of June 30, 2005, an increase of 90 basis points from June 30, 2004. Based on preliminary data provided by Torto Wheaton Research (TWR), we estimate that U.S. industrial vacancy at the end of the second quarter was 10.5%, representing a 30 basis point improvement from the prior quarter – the fifth consecutive quarter of improving occupancy nationally.

Benefiting from improving occupancy, the change in the company’s cash-basis same store net operating income in the second quarter of 2005 was 1.3%, compared with -0.1% last quarter and -6.1% in the second quarter of 2004. Reflecting the decrease in industrial rents nationally from their peak levels in 2000-2001, rents on lease renewals and rollovers declined 14.6% in the second quarter 2005, compared with declines of 8.6% in the prior quarter and 13.7% in the second quarter of 2004.

Hamid R. Moghadam, chairman and CEO, said, “We are encouraged by a generally healthy macroeconomic climate and the operating improvements evident in our portfolio. While we continue to see rent roll-downs in certain locations - particularly the San Francisco Bay area - we are seeing rent growth in several of our markets, especially in coastal markets tied to global trade. Initial reports suggest that national markets absorbed in excess of 40 million square feet in the second quarter, a level consistent with continued recovery. This is an environment in which we can continue to achieve growth from each of the primary drivers of our business - operations, development and our private capital program.”

Investment Activity

During the second quarter, the company began development on six new distribution facilities in Canada, the U.S. and Mexico. The projects are expected to comprise 1.7 million square feet of space with a total expected investment amount of $82.1 million. AMB’s industrial development and renovation pipeline totals 36 projects of approximately 10.0 million square feet globally with an estimated total investment of $868.3 million scheduled for delivery through the first quarter of 2008. The pipeline is 68% funded to date; deliveries slated through the end of 2005 are 87% pre-leased or under contract for sale.

AMB placed four industrial development projects into operation in the second quarter of 2005. The buildings, held as part of the company’s investment portfolio, total approximately 887,400 square feet and were completed for aggregate investment of approximately $59.1 million. The buildings serve the distribution markets of Boston, Miami and Atlanta and are 100% leased.

The company’s development activity includes sales to third parties or contributions to affiliated private capital funds of stabilized properties. During the second quarter of 2005, AMB sold two such buildings to third parties and contributed one facility to its Mexico Fund, generating $7.2 million of net gains to AMB.

During the second quarter, AMB acquired 2.1 million square feet of distribution facilities in 12 buildings with a total acquisition cost of approximately $139.9 million. The properties expand AMB’s customer offerings in five U.S. distribution markets, including the port cities of Los Angeles, Seattle and Miami; the European distribution hub of Amsterdam; and a new market for the company, Lyon, France.

During the second quarter, AMB completed opportunistic sales of four operating properties which no longer fit the company’s property type or submarket focus. The buildings comprised approximately 335,000 square feet and generated gross proceeds of $33.2 million.

Private Capital Business

On June 30, 2005, the company completed the formation of its second international property fund, AMB Japan Fund I, a yen-denominated fund that will invest in distribution facilities near high volume airports, highway systems and seaports in Japan’s major metropolitan areas. AMB raised equity of ¥49.5 billion ($446 million) from 13 institutional investors for an 80% interest in the Fund. When combined with AMB’s co-investment of 20% and a targeted leveraged ratio of 75%, the Fund is expected to have investment capacity of approximately ¥247 billion ($2.23 billion). At closing, AMB contributed six previously-acquired Tokyo distribution facilities to the Fund with a value of $106.9 million.

AMB Institutional Alliance Fund III, the company’s open-end commingled fund, added $30 million of third party equity in the second quarter of 2005 and an additional $20 million subsequent to the quarter’s end. Fund III, which had its initial closing in the fourth quarter of 2004, has thus far raised $231 million in third-party equity. The Fund invests in operating and renovation properties in the U.S. and had investments in real estate of $588.0 million at June 30, 2005.

W. Blake Baird, AMB’s president, said, “Our private capital funds serve as a powerful source of capital and earnings for our growth. As our scale and scope increase through new development and acquisitions, our private capital partners gain access to our global industrial portfolio and operating platform while public shareholders achieve improved returns on invested capital. The significant size of our Japan Fund reflects the growing opportunities we see to bring customers modern logistics facilities in markets tied to global trade.”

Executive Assignments and Staffing Updates

Effective January 1, 2006, Eugene F. Reilly will become executive vice president, president North America and Guy F. Jaquier will become executive vice president, president Europe and Asia. They will be responsible for operations and capital deployment in their respective regions and will continue to report to Blake Baird.

Mr. Baird commented, “In 2002 we began our path toward becoming a global developer and operator of industrial real estate in locations critical to global trade. These new assignments put in place a structure aligned with our growth aspirations and we are confident that Gene and Guy are well equipped to help our customers, shareholders and employees reach their goals.”

Further advancing its development platform, AMB has hired Kim B. Snyder as senior vice president, development west to direct the company’s development activities on the U.S. West Coast and in Mexico. Snyder has 20 years of real estate development, acquisition, finance, construction and leasing experience and most recently served as president of Paragon Capital Corporation and CEO of Paragon Development, Inc. Snyder will be based in AMB’s Los Angeles regional office.

Katsuyuki “Victor” Mineta has joined AMB’s Tokyo office as vice president, regional manager, responsible for the company’s rapidly growing portfolio of industrial property in Japan. Mineta has 17 years of real estate experience in Japan and the U.S. with most recent responsibility for management of the Tokyo property portfolio of Meiji Yasuda Life Insurance Company.

The company has hired Jon Willis as vice president, portfolio manager for AMB Japan Fund I. Willis brings 30 years of real estate experience to the management and operation of the Fund, most recently as head of real estate investment for the University of California pension and endowment plans and senior research analyst with Russell Real Estate Advisors. He will manage Japan Fund I from AMB’s Asian headquarters, which are located in Singapore.

During the quarter, the company announced two officer promotions effective July 1, 2005. Jay A. Baum has been promoted to vice president, valuations; Ernst R. Knodel has been promoted to vice president, development west.

Commenting on the recent hires and promotions, Mr. Moghadam said, “We congratulate and welcome these new officers to our global platform and look forward to their sustained contributions toward enduring excellence.”

Effective August 31, 2005, David S. Fries will step down as executive vice president, strategic initiatives & corporate affairs and as chairman of AMB China. Mr. Moghadam said, “During the last seven years, David has made significant contributions to the company, both on specific transactions and in advancing our on-tarmac, international, legal, risk management, technology and human resources efforts. While we will miss David’s counsel, he leaves us with extremely strong teams in place on all counts. We are grateful for his service and wish him well in the future.”

Supplemental Earnings Measure

AMB reports funds from operations per fully diluted share and unit (FFOPS) in accordance with the standards established by NAREIT. Second quarter 2005 FFOPS was $0.55, above the company’s guidance of $0.50 to $0.53 per share due primarily to stronger occupancy performance from the company’s operating portfolio and gains from the company’s development-for-sale program which reflect execution at the high-end of the company’s targets. The second quarter 2005 FFOPS results were in line with second quarter 2004 FFOPS of $0.55. FFOPS for the first half of 2005 was $1.09 compared with $1.08 in the same period of 2004.

Included in the footnotes to the company’s attached financial statements is a discussion of why management believes FFO is a useful supplemental measure of operating performance, of ways in which investors might use FFO when assessing the company’s financial performance, and of FFO’s limitations as a measurement tool. A reconciliation from net income to funds from operations is provided in the attached tables and published in AMB’s quarterly supplemental analyst package, available on the company’s website at www.amb.com.

Conference Call and Supplemental Information

The company will host a conference call to discuss the quarterly results on Wednesday, July 13, 2005 at 1:00 PM EDT/10:00 AM PDT. The live broadcast of the call can be accessed by dialing +1 877 447 8218 or +1 706 643 7823 and using reservation code 7477854; the live webcast can be accessed through a link on the company’s website at www.amb.com. Replays of both the telephone and webcast formats of the call will be available from 12:00 PM PDT Wednesday, July 13, 2005 through 5:00 PM PDT Friday, August 12, 2005. The telephone replay can be accessed by dialing +1 800 642 1687 or +1 706 645 9291 and using reservation code 7477854; the webcast can be accessed through a link on the company’s website at www.amb.com.

In addition, the company will post a summary of the guidance given on the call and a supplement detailing the components of net asset value to the Investor Information portion of its website on Monday, July 18, 2005 by 5:00 PM PDT.

AMB Property Corporation. Local partner to global trade.™

AMB Property Corporation is a leading owner and operator of industrial real estate, focused on major hub and gateway distribution markets throughout North America, Europe and Asia. As of June 30, 2005 AMB owned, managed and had renovation and development projects totaling 113.6 million square feet (10.5 million square meters) and 1,097 buildings in 40 markets within nine countries. AMB invests in properties located predominantly in the infill submarkets of its targeted markets. The company’s portfolio is comprised of High Throughput Distribution® facilities – industrial properties built for speed and located near airports, seaports and ground transportation systems.

AMB’s press releases are available on the company website at www.amb.com or by contacting the Investor Relations department at 1-877-285-3111.

Some of the information included in this report contains forward-looking statements, such as those related to the company’s interpretation of trends regarding national and portfolio industrial space absorption; the total expected investment in acquisitions; size and timing of deliveries and total investment in development projects; and use of private capital funds for planned investment activity which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest properties we have contracted to sell or to timely reinvest proceeds from any divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws, risks related to doing business internationally and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and certain other matters discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Business Risks” and elsewhere in our most recent annual report on Form 10-K for the year ended December 31, 2004.

AMB CONTACTS

Lauren L. Barr
Vice President, Corporate Communications
Direct     +1 415 733 9477
Email     lbarr@amb.com

Evaleen G. Andamo
Director, Investor Relations
Direct     +1 415 733 9565
Email     eandamo@amb.com

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	As of
	June 30, 2005	March 31, 2005	December 31, 2004
Assets
Investments in real estate:
Total investments in properties	$6,680,432	$6,608,737	$6,526,144
Accumulated depreciation	(683,679)	(652,085)	(615,646)

Net investments in properties	5,996,753	5,956,652	5,910,498
Investments in unconsolidated joint ventures	121,000	105,127	55,166
Properties held for divestiture, net	75,472	49,455	87,340

Net investments in real estate	6,193,225	6,111,234	6,053,004
Cash and cash equivalents	169,471	215,068	146,593
Mortgages and loans receivable	21,682	21,710	13,738
Accounts receivable, net	173,360	135,768	109,028
Other assets	66,633	71,304	64,580

Total assets	$6,624,371	$6,555,084	$6,386,943

Liabilities and Stockholders’ Equity
Secured debt	$1,843,861	$1,915,702	$1,892,524
Unsecured senior debt securities	1,003,940	1,003,940	1,003,940
Unsecured debt	8,710	8,869	9,028
Unsecured credit facilities	549,397	422,616	351,699
Accounts payable and other liabilities	242,944	258,159	262,286

Total liabilities	3,648,852	3,609,286	3,519,477
Minority interests:
Joint venture partners	906,527	884,188	828,622
Preferred unitholders	278,378	278,378	278,378
Limited partnership unitholders	89,601	89,377	89,326

Total minority interests	1,274,506	1,251,943	1,196,326
Stockholders’ equity:
Common stock	1,597,809	1,590,651	1,567,936
Preferred stock	103,204	103,204	103,204

Total stockholders’ equity	1,701,013	1,693,855	1,671,140

Total liabilities and stockholders’ equity	$6,624,371	$6,555,084	$6,386,943

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except share data)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues
Rental revenues	$168,839	$153,073	$336,211	$306,546
Private capital income	3,438	2,922	6,756	5,351

Total revenues	172,277	155,995	342,967	311,897

Costs and expenses
Property operating costs	(43,880)	(39,769)	(87,564)	(80,018)
Depreciation and amortization	(44,503)	(37,740)	(87,539)	(74,580)
General and administrative	(18,629)	(14,731)	(37,428)	(29,298)
Fund costs	(380)	(350)	(744)	(659)

Total costs and expenses	(107,392)	(92,590)	(213,275)	(184,555)

Operating income	64,885	63,405	129,692	127,342

Other income and expenses
Equity in earnings of unconsolidated joint ventures	7,188	944	8,430	2,653
Other income and expenses, net	893	486	327	1,966
Gains from dispositions of real estate	17,622	—	18,923	—
Development profits, net of taxes	1,975	3,235	19,924	3,235
Interest expense, including amortization	(40,971)	(40,192)	(81,898)	(79,363)

Total other income and expenses	(13,293)	(35,527)	(34,294)	(71,509)

Income before minority interests and discontinued operations	51,592	27,878	95,398	55,833

Minority interests’ share of income:
Joint venture partners’ share of income	(10,860)	(9,260)	(22,144)	(17,846)
Joint venture partners’ share of development profits	(284)	(749)	(10,120)	(749)
Preferred unitholders	(5,368)	(4,912)	(10,736)	(9,824)
Limited partnership unitholders	(739)	(471)	(1,066)	(1,161)

Total minority interests’ share of income	(17,251)	(15,392)	(44,066)	(29,580)

Income from continuing operations	34,341	12,486	51,332	26,253

Discontinued operations:
Income attributable to discontinued operations, net of minority interests	1,078	4,259	2,909	7,360
Gain from disposition of real estate, net of minority interests	5,370	2,161	33,315	1,875

Total discontinued operations	6,448	6,420	36,224	9,235

Net income	40,789	18,906	87,556	35,488
Preferred stock dividends	(1,783)	(1,783)	(3,566)	(3,566)

Net income available to common stockholders	$39,006	$17,123	$83,990	$31,922

Net income per common share (diluted)	$0.45	$0.20	$0.97	$0.38

Weighted average common shares (diluted)	87,076,011	84,535,762	86,845,858	84,765,719

CONSOLIDATED STATEMENTS OF FUNDS FROM OPERATIONS(1)

(dollars in thousands, except share data)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net income	$40,789	$18,906	$87,556	$35,488
Gain from disposition of real estate, net of minority interests	(22,992)	(2,161)	(52,238)	(1,875)
Depreciation and amortization:
Total depreciation and amortization	44,503	37,740	87,539	74,580
Discontinued operations’ depreciation	427	2,719	1,513	5,527
Non-real estate depreciation	(802)	(161)	(1,547)	(336)
Adjustments to derive FFO from consolidated JVs:
Joint venture partners’ minority interests (Net income)	10,860	9,260	22,144	17,846
Limited partnership unitholders’ minority interests (Net income)	739	471	1,066	1,161
Limited partnership unitholders’ minority interests (Development profits)	94	143	552	143
Discontinued operations’ minority interests (Net income)	168	788	591	1,521
FFO attributable to minority interests	(24,103)	(18,118)	(47,690)	(35,979)
Adjustments to derive FFO from unconsolidated JVs:
AMB’s share of net income	(7,188)	(944)	(8,430)	(2,653)
AMB’s share of FFO	4,469	1,935	7,216	4,428
AMB’s share of development profits, net of taxes	5,441	—	5,441	—
Preferred stock dividends	(1,783)	(1,783)	(3,566)	(3,566)

Funds from operations	$50,622	$48,795	$100,147	$96,285

FFO per common share and unit (diluted)	$0.55	$0.55	$1.09	$1.08

Weighted average common shares and units (diluted)	91,795,834	89,288,954	91,566,987	89,520,249

(1)Funds From Operations (“FFO”). The Company believes that net income, as defined by GAAP, is the most appropriate earnings measure. However, the Company considers funds from operations, or FFO, as defined by NAREIT, to be a useful supplemental measure of its operating performance. FFO is defined as net income, calculated in accordance with GAAP, less gains (or losses) from dispositions of real estate held for investment purposes and real estate-related depreciation, and adjustments to derive the Company’s pro rata share of FFO of consolidated and unconsolidated joint ventures. Further, the Company does not adjust FFO to eliminate the effects of non-recurring charges. The Company believes that FFO, as defined by NAREIT, is a meaningful supplemental measure of its operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. The Company believes that the use of FFO, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of real estate investment trusts among the investing public and making comparisons of operating results among such companies more meaningful. The Company considers FFO to be a useful measure for reviewing comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, FFO can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies. While FFO is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO also does not consider the costs associated with capital expenditures related to the Company’s real estate assets nor is FFO necessarily indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO may not be comparable to FFO reported by other real estate investment trusts that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company does.